Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 15, 2012
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

ROANOKE, Va. (November 15, 2012)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,296,745 or $0.92 per average share outstanding for the fiscal year ended September 30, 2012. This compares to consolidated earnings of $4,653,473 or $1.01 per average share outstanding for the year ended September 30, 2011. President, Chairman and CEO John Williamson attributed the lower earnings to a reduction in gross margin from lower space heating sales volumes as a result of a significantly warmer winter season.

The Company had a net loss of $73,772 or $0.02 per average share outstanding for the quarter ended September 30, 2012 compared to a loss of $20,322 or less than one half cent per average share outstanding for the corresponding quarter ended September 30, 2011. The majority of the Company’s sales occur in the winter months and as a result, the Company’s third and fourth quarters normally reflect minor net losses. Williamson attributed the slight decline in the current quarter to increased depreciation expense associated with the Company’s pipeline replacement program.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011

Revenues	$9,330,542	$10,071,058	$58,799,687	$70,798,871
Cost of sales	4,620,972	5,297,409	31,866,590	43,529,305

Gross margin	4,709,570	4,773,649	26,933,097	27,269,566
Other operating expenses, net	4,370,782	4,352,402	18,166,518	17,936,270
Interest expense	458,863	457,930	1,830,885	1,832,712

Income (loss) before income taxes	(120,075)	(36,683)	6,935,694	7,500,584
Income tax expense (benefit)	(46,303)	(16,361)	2,638,949	2,847,111

Net income (loss)	$(73,772)	$(20,322)	$4,296,745	$4,653,473

Net earnings per share of common stock:
Basic	$(0.02)	$—	$0.92	$1.01

Diluted	$(0.02)	$—	$0.92	$1.01

Cash dividends per common share	$0.175	$0.170	$0.700	$0.680

Weighted average number of common shares outstanding:
Basic	4,666,370	4,621,919	4,647,439	4,592,713
Diluted	4,666,370	4,621,919	4,650,949	4,600,792

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
	2012	2011
Assets
Current assets	$30,247,314	$31,004,245
Total property, plant and equipment, net	90,830,092	85,722,456
Other assets	8,678,932	8,822,348

Total Assets	$129,756,338	$125,549,049

Liabilities and Stockholders’ Equity
Current liabilities	$29,542,395	$31,027,444
Long-term debt	13,000,000	13,000,000
Deferred credits and other liabilities	36,531,013	32,735,827

Total Liabilities	79,073,408	76,763,271
Stockholders’ Equity	50,682,930	48,785,778

Total Liabilities and Stockholders’ Equity	$129,756,338	$125,549,049